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                                                          EXHIBIT 12

                      [CNA INSURANCE COMPANIES LETTERHEAD]


April 30, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      RE: Post-Effective Amendment No. 44 to the Registration
          Statement under the Securities Act of 1933 (File No. 2-25483) and Amendment No.24 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-1402), on Form N-3, of Continental Assurance Company Separate Account (B)

Gentlemen:

I am a Vice President and Associate General Counsel to Continental Assurance Company, a stock life insurance company organized under the Illinois Insurance Code (the "Company") and Associate General Counsel to Continental Assurance Company Separate Account (B), a separate account established by the Company in 1966 in accordance with the provisions of the Illinois Insurance Code (the "Separate Account").

As such Associate General Counsel, I have examined and am familiar with the corporate records of the Company, including its charter, by-laws and minutes of all directors' and stockholders' actions, and with the corporate records of the Separate Account, including its Regulations for Government and minutes of all Committee Members' and Participants' Meetings. I have also examined certificates of public officials and all other documents, records and papers which I deem relevant or necessary as a basis for giving this opinion, which is being given in connection with the above-captioned Registration Statement as amended by the above-captioned Post-Effective Amendment.


Based upon the foregoing, it is my opinion that:

     1. The Company is duly organized, validly existing and in good standing under the laws of Illinois:

     2. The sale of the variable annuity contracts described in the prospectus and statement of additional information forming a part of the above-captioned Registration Statement as amended by the above-captioned Post-Effective Amendment has been authorized by all necessary corporate action of the Company and the Separate Account; and

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Securities and Exchange Commission
April 30, 1997
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     3.  The execution and delivery by the Company of the variable annuity contracts which have been executed and delivered heretofore pursuant to the above-captioned Registration Statement, as amended, have been duly authorized by all necessary corporate action of the Company, and such contracts are valid obligations of the Company, enforceable in accordance with their terms, and the execution and delivery by the Company of variable annuity contracts in the future pursuant to the above-captioned Registration Statement, as amended, have been duly authorized by all necessary corporate action of the Company, and such contracts, when so executed and delivered, will be valid obligations of the Company, enforceable in accordance with their terms.

I understand that this opinion will be used as an exhibit to the above-captioned Registration Statement as amended by the above-captioned Post-Effective Amendment and that I am referred to in the prospectus forming a part of the above-captioned Registration Statement as amended by the above-captioned Post-Effective Amendment as Vice President and Associate General Counsel to the Company. I hereby consent to such use and to such reference.



                                Very truly yours,



                            /s/ Lynne Gugenheim
                                Lynne Gugenheim